Edison Underwriting Syndicate Members

Citi
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities
Goldman, Sachs & Co.
JP Morgan Securities, Inc.
Lehman Brothers Inc.
Merrill Lynch & Co.
RBS Greenwich Capital
UBS Investment Bank